UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Amendment No.2)

Under the Securities Exchange Act of 1934

eDiets.com, Inc.

------------------------------------------

(Name of Issuer)

COMMON STOCK, $.001 par value per share

-------------------------------------

(Title of Class of Securities)

280597105

---------

(CUSIP Number)

Murray A. Indick

Prides Capital Partners, L.L.C.

200 High Street, Suite 700

Boston, MA 02110

(617) 778-9200

-------------------

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

June 29, 2006

-----------------

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box ☐.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 280597105	SCHEDULE 13D

-----------------------------------------------------------------------

1. NAME OF REPORTING PERSON

Prides Capital Partners, L.L.C.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

20-0654530

-----------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

-----------------------------------------------------------------------

3. SEC USE ONLY

-----------------------------------------------------------------------

4. SOURCE OF FUNDS*

See Item 3

-----------------------------------------------------------------------

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

-----------------------------------------------------------------------

6. CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

-----------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

-----------------------------------------------------------------------

8. SHARED VOTING POWER
10,117,291**

-----------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
10,117,291**

-----------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,117,291**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
42.6%**

-----------------------------------------------------------------------

14.	TYPE OF REPORTING PERSON

OO ( Limited Liability Company)

-----------------------------------------------------------------------

** See Item 5

CUSIP NO. 280597105	SCHEDULE 13D

-----------------------------------------------------------------------

1. NAME OF REPORTING PERSON

Kevin A. Richardson, II

-----------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

-----------------------------------------------------------------------

3. SEC USE ONLY

-----------------------------------------------------------------------

4.	SOURCE OF FUNDS*

See Item 3

-----------------------------------------------------------------------

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

-----------------------------------------------------------------------

6. CITIZENSHIP OR PLACE OF ORGANIZATION

USA

-----------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

-----------------------------------------------------------------------

8. SHARED VOTING POWER
10,117,291**

-----------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

10,117,291**

-----------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,117,291**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
42.6%**

-----------------------------------------------------------------------

14.	TYPE OF REPORTING PERSON

IN

-----------------------------------------------------------------------

** See Item 5

CUSIP NO. 280597105	SCHEDULE 13D

-----------------------------------------------------------------------

1. NAME OF REPORTING PERSON

Henry J. Lawlor, Jr.

-----------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

-----------------------------------------------------------------------

3. SEC USE ONLY

-----------------------------------------------------------------------

4. SOURCE OF FUNDS*

See Item 3

-----------------------------------------------------------------------

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

-----------------------------------------------------------------------

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

-----------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

-----------------------------------------------------------------------

8. SHARED VOTING POWER
10,117,291**

-----------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
10,117,291**

-----------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,117,291**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
42.6%**

-----------------------------------------------------------------------

14.	TYPE OF REPORTING PERSON

IN

-----------------------------------------------------------------------

** See Item 5

CUSIP NO. 280597105	SCHEDULE 13D

-----------------------------------------------------------------------

1. NAME OF REPORTING PERSON

Murray A. Indick

-----------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

-----------------------------------------------------------------------

3. SEC USE ONLY

-----------------------------------------------------------------------

4. SOURCE OF FUNDS*

See Item 3

-----------------------------------------------------------------------

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

-----------------------------------------------------------------------

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

-----------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

-----------------------------------------------------------------------

8. SHARED VOTING POWER
10,117,291**

-----------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER
10,117,291**

-----------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,117,291**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

42.6%**

-----------------------------------------------------------------------

14. TYPE OF REPORTING PERSON

IN

-----------------------------------------------------------------------

** See Item 5

CUSIP NO. 280597105	SCHEDULE 13D

-----------------------------------------------------------------------

1. NAME OF REPORTING PERSON

Charles E. McCarthy

-----------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

-----------------------------------------------------------------------

3. SEC USE ONLY

-----------------------------------------------------------------------

4. SOURCE OF FUNDS*

See Item 3

-----------------------------------------------------------------------

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

-----------------------------------------------------------------------

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

-----------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

-----------------------------------------------------------------------

8. SHARED VOTING POWER
10,117,291**

-----------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

10,117,291**

-----------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,117,291**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
42.6%**

-----------------------------------------------------------------------

14.	TYPE OF REPORTING PERSON

IN

-----------------------------------------------------------------------

** See Item 5

CUSIP NO. 280597105	SCHEDULE 13D

-----------------------------------------------------------------------

1. NAME OF REPORTING PERSON

Christian Puscasiu

-----------------------------------------------------------------------

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) []

(b) ☒

-----------------------------------------------------------------------

3. SEC USE ONLY

-----------------------------------------------------------------------

4. SOURCE OF FUNDS*

See Item 3

-----------------------------------------------------------------------

5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED

PURSUANT TO ITEMS 2(d) or 2(e) ☐

-----------------------------------------------------------------------

6. CITIZENSHIP OR PLACE OF ORGANIZATION
USA

-----------------------------------------------------------------------

7. SOLE VOTING POWER

-0-

-----------------------------------------------------------------------

8. SHARED VOTING POWER
10,117,291**

-----------------------------------------------------------------------

9. SOLE DISPOSITIVE POWER

-0-

-----------------------------------------------------------------------

10. SHARED DISPOSITIVE POWER

10,117,291**

-----------------------------------------------------------------------

11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,117,291**

-----------------------------------------------------------------------

12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES ☐

-----------------------------------------------------------------------

13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
42.6%**

-----------------------------------------------------------------------

14.	TYPE OF REPORTING PERSON

IN

-----------------------------------------------------------------------

** See Item 5

CUSIP NO. 280597105	SCHEDULE 13D

Item 1. Security and Issuer

----------------------------

This Amendment No. 2 amends the Statement on Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “Commission”) on June 20, 2006 by Prides Capital Partners, L.L.C., a Delaware limited liability company, Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu. This amendment to the Schedule 13D relates to the shares of Common Stock, $.001 par value (the “Common Stock”) of eDiets.com, Inc. a Delaware corporation (the “Issuer”). The principal executive office and mailing address of the Issuer is 3801 W. Hillsboro Boulevard, Deerfield Beach, Florida 33442. The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Scheduled 13D.

Item 5. Interest in Securities of the Issuer

----------------------------

(a),(b) According to the Issuer’s proxy statement filed on June 23, 2006, there were 23,741,471 shares of Common Stock issued and outstanding as of June 5, 2006. Based on such information, after taking into account the transactions described in Item 5(c) below, the Reporting Persons report beneficial ownership of 10,117,291 shares of Common Stock, representing 42.6% of common stock outstanding, held by Prides Capital Partners, L.L.C. Voting and investment power with respect to 5,273,061 shares are held solely by Prides Capital Partners, L.L.C. As previously disclosed by the Reporting Persons, Mr. David Humble retains voting and investment power with respect to 4,287,136 shares, pending shareholder approval of a transaction described in the initial Schedule 13D filed by the Reporting Persons, but has entered into a Voting Agreement with the Reporting Persons pursuant to which these shares are to be voted in favor of that transaction. Mr. Humble retains voting and investment power with respect to 260,064 shares that are not subject to sale to the Reporting Persons but which are to be voted in favor of that transaction pursuant to the Voting Agreement. In addition, the Reporting Persons expect to acquire an additional 297,030 shares from the Issuer following shareholder approval, again as previously disclosed by the Reporting persons.

Although Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu are joining in this Schedule as Reporting Persons, the filing of this Schedule shall not be construed as an admission that any of them are, for any purpose, the beneficial owner of any of the securities that are beneficially owned by Prides Capital Partners, L.L.C.

CUSIP NO. 280597105	SCHEDULE 13D

(c) Since the date of the last purchases reported on Schedule 13D, the Reporting Persons have made the following purchases in the open market:

Trade Date	Shares	Price/Shares
6-21-06	52,800	4.99
6-22-06	50,900	5.11
6-26-06	1,100	4.95
6-27-06	71,700	4.90
6-29-06	242,630	5.00

Item 7. Material to be Filed as Exhibits

-----------------------------------------

Exhibit A	Joint Filing Undertaking
Exhibit B	Stock Purchase Agreement

CUSIP NO. 280597105	SCHEDULE 13D

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: July 7, 2006

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick

------------------------

Murray A. Indick

Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick	By:	/s/ Murray A. Indick
------------------------	------------------------
Murray A. Indick	Murray A. Indick
Attorney-in-Fact

Henry J. Lawlor, Jr.	Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	------------------------		------------------------
	Murray A. Indick		By: Murray A. Indick
	Attorney-in-Fact		Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
------------------------
Murray A. Indick
Attorney-in-Fact

CUSIP NO. 280597105	SCHEDULE 13D

Exhbit A

JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

Dated: July 7, 2006

Prides Capital Partners, L.L.C.

By:	/s/ Murray A. Indick

------------------------

Murray A. Indick

Managing Member

Kevin A. Richardson, II

/s/ Murray A. Indick	By:	/s/ Murray A. Indick
------------------------	------------------------
Murray A. Indick	Murray A. Indick
Attorney-in-Fact

Henry J. Lawlor, Jr.	Charles E. McCarthy

By:	/s/ Murray A. Indick	By:	/s/ Murray A. Indick
	------------------------		------------------------
	Murray A. Indick		By: Murray A. Indick
	Attorney-in-Fact		Attorney-in-Fact

Christian Puscasiu

By:	/s/ Murray A. Indick
------------------------
Murray A. Indick
Attorney-in-Fact